FOR FURTHER INFORMATION AT THE COMPANY:

Julia Gouw
Chief Financial Officer
(626) 768-6898

EAST WEST BANCORP REPORTS RECORD
EARNINGS OF $36.6 MILLION FOR SECOND QUARTER 2006

Pasadena, CA - July 19, 2006 - East West Bancorp, Inc. (Nasdaq: EWBC), parent company of East West Bank, one of the nation’s premier community banks, today reported financial results for the second quarter of 2006. Fully diluted earnings per share for the second quarter increased 26% to a record $0.59 per share from $0.47 in the prior year period.

Highlights for the Second Quarter

•	Record net income of $36.6 million, up 44% from prior year
•	Record net interest income of $91.6 million, up 41% from prior year
•	Net interest margin of 4.08%
•	Return on equity of 15.98%
•	Record total assets of $10.0 billion
•	Record gross loans of $7.9 billion
•	Record total deposits of $7.1 billion
•	Total nonperforming assets of 0.11% of total assets
•	Efficiency ratio improved to 35.31%

Financial Summary

Second quarter net income was a record $36.6 million, up 44% from $25.5 million reported in the prior year period. Diluted earnings per share for the second quarter of 2006 increased to a record $0.59, up 26% from $0.47 in the prior year period. For the quarter, return on average equity totaled 15.98% and return on average assets totaled 1.53%. The effective tax rate for the quarter equaled 38.82%, compared to 36.38% for the prior year period. Pretax income for the second quarter of 2006 climbed to $59.9 million, a 50% or $19.9 million increase over the year ago figure. The growth in the second quarter earnings was driven by the higher balance of interest earning assets resulting in an increase in net interest income.

- more -

“East West delivered outstanding results for the second quarter of 2006. We crossed a noteworthy milestone this quarter and reached $10.0 billion in total assets,” stated Dominic Ng, Chairman, President and Chief Executive Officer of East West. “Quarter after quarter, we have been able to both grow our portfolio and realize strong earnings. Our success is the direct result of our focus on fundamentals - strong underwriting criteria, solid customer service and well-aligned product pricing.”

“Despite the changing real estate market and the challenging interest rate environment, our commitment to having strong fundamentals has allowed us to perform well this quarter. Organic loan growth during the quarter was an outstanding 29% annualized, excluding $334.5 million in securitized loans. Additionally, organic core deposits grew at the steady pace of 9% annualized during the quarter. East West will continue to build our balance sheet and drive revenue growth,” continued Ng.

Management Guidance

Based on the results of the first half of the year and management’s expectations for the remainder of 2006, the Company has increased its guidance of earnings per share to $2.28 to $2.30 for the full year of 2006, an increase from the previously estimated amount of $2.25 to $2.29. This is an increase of $0.31 to $0.33 cents per share from 2005.

The EPS guidance is based on the following assumptions for the remainder of 2006:

•	Annualized loan growth of 15% to 17%
•	Annualized deposit growth of 10% to 15%
•	Annual increase in noninterest expense of 25% to 28% from 2005
•	Efficiency ratio between 36% and 38%
•	Effective tax rate between 39% and 40%
•	A stable or marginally increasing interest rate environment and a net interest margin between 4.00% and 4.10%
•	Implementation of expensing stock options in accordance with FASB 123R, a quarterly expense of approximately $300 thousand after tax

Balance Sheet Summary

At June 30, 2006, total assets were $10.02 billion, a $1.74 billion increase above total assets of $8.28 billion at December 31, 2005. Gross loans at June 30, 2006 totaled $7.87 billion, up 32% annualized from $6.79 billion at year-end 2005. Excluding the impact of the Standard Bank acquisition and loan securitizations, organic growth for the first half of the year was a healthy $919.4 million, or 27% annualized. Growth in commercial real estate, single family and construction loans added the largest dollar impact to our organic growth year-to-date.

- more -

Average earning assets for the second quarter of 2006 totaled $9.01 billion, 44% higher than the second quarter of 2005. The growth in average earning assets was driven by a 39% or $2.16 billion increase in average loans to $7.72 billion. The yield on average earning assets for the quarter was 7.09%, an increase of 109 basis points from the year ago quarter and an increase of 19 basis points from the previous quarter. The yield on average loans receivable for the quarter was 7.45%, an increase of 116 basis points from the year ago quarter and an increase of 24 basis points from the previous quarter. The continued increase in the yield on average earning assets is attributable to increases in market interest rates and the corresponding repricing of our loan portfolio.

Total deposits at June 30, 2006 were $7.13 billion, an $868.4 million increase over total deposits of $6.26 billion at December 31, 2005. Excluding the impact of the Standard Bank acquisition, organic deposit growth for the first half of the year was $139.9 million, or 4% annualized. Core deposits at June 30, 2006 totaled $3.51 billion. Excluding the impact of the Standard Bank acquisition, organic core deposit growth for the quarter was $207.3 million, or 13% annualized.

Average total deposits for the second quarter grew to $7.00 billion, 48% above the figure for the prior year period, while average core deposits totaled $3.37 billion, 44% greater than a year ago. The growth in average deposits is primarily a result of substantial increases in average time deposits of 52% or $1.25 billion, money market deposits of 105% or $628.1 million and noninterest bearing demand deposits of 18% or $191.8 million.

The average cost of deposits for the second quarter of 2006 was 2.86%, a 121 basis point increase from the year ago quarter and a 32 basis point increase from the previous quarter. The average cost of funds for the second quarter equaled 3.17%, a 123 basis point increase from the prior year and a 31 basis point increase from the prior quarter. The increase in the cost of deposits from both the prior year and the prior quarter periods was attributable to continuing market competition for deposits.

Second Quarter Operating Results

Net interest income for the second quarter increased to a record $91.6 million, 41% or $26.7 million greater than the second quarter of 2005 and 10% or $8.6 million greater on a sequential quarter basis. The interest margin for the quarter of 4.08% reflected a decrease of 7 basis points from the year ago margin and a decrease of 10 basis points from the previous quarter margin. We continued to experience strong competition in loan and deposit pricing, resulting in the decrease in margin for both the sequential quarter and the previous year. Additionally, the lower net interest margin on the assets and liabilities acquired from Standard Bank also affected the interest margin for the second quarter. We expect a net interest margin between 4.00% and 4.10% for the remainder of the year as management anticipates that competitor banks will continue to aggressively price both loans and deposits.

- more -

East West provided $1.3 million for loan losses during the second quarter of 2006, compared to $4.5 million during the second quarter of 2005 and $3.3 million during the previous quarter. Based on the credit quality and the projected growth of the loan portfolio during the remainder of the year, management anticipates that the provision for loan losses for the rest of 2006 should be similar to the first six months.

Noninterest income for the second quarter totaled $8.1 million, 2% or $155 thousand higher than the second quarter of 2005 and 9% or $771 thousand lower than the sequential quarter. Core noninterest income, excluding the impact of gain on sales of investment securities, totaled $8.0 million during the quarter, 19% or $1.3 million higher than the prior year figure and 11% or $800 thousand higher than the sequential quarter. The increase in noninterest income compared to prior year was due to the growth of our franchise and the increase in the number of customer accounts. Branch fees increased 71% or $1.2 million and other operating income increased 35% or $708 thousand compared to the prior year. These increases were partially offset by decreases in both net gain on sales of investment securities of 89% or $1.1 million and income from secondary marketing activities of 81% or $803 thousand. Compared to the prior quarter, noninterest income grew in most sectors and the 9% decrease was attributable to a decrease in net gain on sales of investment securities of 92% or $1.6 million.

Noninterest expense totaled $38.5 million for the second quarter of 2006, 36% or $10.1 million higher than a year ago and 5% or $1.7 million higher than the previous quarter. This increase from prior year was largely due to increased staffing levels and occupancy costs due to our growth and the recent acquisitions of Standard Bank and United National Bank. Management anticipates that, based on the expected growth of the Bank for the remainder of 2006, noninterest expense should increase by 25% to 28% for the full year 2006.

East West generated a 35.31% efficiency ratio for the second quarter of 2006, compared to 35.78% a year ago. Management believes that an efficiency ratio between 36% and 38% remains achievable for the full year 2006.

Asset Quality

Strong credit quality continued for the second quarter of 2006. Total nonperforming assets were reduced to $10.5 million or 0.11% of total assets at June 30, 2006, compared to $30.1 million, or 0.36% of total assets at December 31, 2005. The decrease in nonperforming assets resulted from loans either that paid off or were brought current. Nonaccrual loans as of June 30, 2006 were $7.7 million or 0.10% of total loans, compared to $24.1 million or 0.36% of total loans, at December 31, 2005.

Net chargeoffs for the quarter totaled $305 thousand or an annualized 0.02% of average loans. This compares to net chargeoffs of $2.4 million, or an annualized 0.17% of average loans for the second quarter of 2005 and net loan recoveries of $46 thousand or an annualized 0.00% of average loans for the previous quarter.

- more -

The allowance for loan losses at June 30, 2006 was $75.8 million or 0.96% of total loans and 986% of nonaccrual loans, compared to $68.6 million or 1.01% of total loans and 284% of nonaccrual loans at December 31, 2005. At June 30, 2006, the allowance for unfunded loan commitments and off-balance sheet credit exposures amounted to $12.3 million compared to $11.1 million at December 31, 2005. The allowance for loan losses and unfunded loan commitments to total loans was 1.12% at June 30, 2006, compared to 1.17% of total loans at December 31, 2005.

Capitalization

East West continues to remain well capitalized under all regulatory guidelines. At June 30, 2006, our Tier I risk-based capital ratio was 9.41%, total risk-based capital ratio was 11.34% and Tier I leverage ratio was 8.43%. Total stockholders’ equity as of June 30, 2006 was $937.7 million, representing a book value of $15.41 per share.

About East West

East West Bancorp is a publicly owned company, with $10.0 billion in assets, whose stock is traded on the Nasdaq National Market under the symbol “EWBC”. The company's wholly owned subsidiary, East West Bank, is the second largest independent commercial bank headquartered in Los Angeles with 62 branch locations. East West Bank serves the community with 61 branch locations across Southern and Northern California, one branch location in Houston, Texas and a Beijing Representative Office in China. For more information on East West Bancorp, visit the company's website at www.eastwestbank.com.

- more -

Forward-Looking Statements

This release may contain forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and accordingly, the cautionary statements contained in East West Bancorp’s Annual Report on Form 10-K for the year ended Dec. 31, 2005 (See Item I -- Business, and Item 7 -- Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference. These factors include, but are not limited to: the effect of interest rate and currency exchange fluctuations; competition in the financial services market for both deposits and loans; EWBC’s ability to efficiently incorporate acquisitions into its operations; the ability of EWBC and its subsidiaries to increase its customer base; the effect of regulatory and legislative action, including California tax legislation and an announcement by the state’s Franchise Tax Board regarding the taxation of Registered Investment Companies; and regional and general economic conditions. Actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release. East West expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the Bank’s expectations of results or any change in event.

- # # # -

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(unaudited)
	June 30, 2006	December 31, 2005	% Change
Assets
Cash and cash equivalents	$137,309	$151,192	(9)
Interest bearing deposits in other banks	663	-	100
Securities purchased under resale agreements	100,000	50,000	100
Investment securities available-for-sale	1,353,386	869,837	56
Loans receivable (net of allowance for loan losses
of $75,847 and $68,635)	7,793,273	6,724,320	16
Premiums on deposits acquired, net	23,884	18,853	27
Goodwill	244,351	143,254	71
Other assets	365,425	320,800	14
Total assets	$10,018,291	$8,278,256	21

Liabilities and Stockholders' Equity
Deposits	$7,126,994	$6,258,587	14
Fed funds purchased	104,000	91,500	14
Federal Home Loan Bank advances	841,918	617,682	36
Securities sold under repurchase agreements	725,000	325,000	123
Notes payable	4,646	8,833	(47)
Accrued expenses and other liabilities	93,968	89,421	5
Long-term debt	184,023	153,095	20
Total liabilities	9,080,549	7,544,118	20
Stockholders' equity	937,742	734,138	28
Total liabilities and stockholders' equity	$10,018,291	$8,278,256	21
Book value per share	$15.41	$12.99	19
Number of shares at period end	60,858	56,519	8

Ending Balances	June 30, 2006	December 31, 2005	% Change
Loans receivable
Real estate - single family	$532,095	$509,151	5
Real estate - multifamily	1,600,288	1,239,836	29
Real estate - commercial	3,689,227	3,321,520	11
Real estate - construction	846,294	640,654	32
Commercial	773,235	643,296	20
Trade finance	237,387	230,771	3
Consumer	195,505	208,797	(6)
Total gross loans receivable	7,874,031	6,794,025	16
Unearned fees, premiums and discounts	(4,911)	(1,070)	359
Allowance for loan losses	(75,847)	(68,635)	11
Net loans receivable	$7,793,273	$6,724,320	16

Deposits
Noninterest-bearing demand	$1,400,048	$1,331,992	5
Interest-bearing checking	396,842	472,611	(16)
Money market	1,293,271	978,678	32
Savings	419,267	326,806	28
Total core deposits	3,509,428	3,110,087	13
Time deposits less than $100,000	1,141,592	927,793	23
Time deposits $100,000 or greater	2,475,974	2,220,707	11
Total time deposits	3,617,566	3,148,500	15
Total deposits	$7,126,994	$6,258,587	14

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		%
	2006	2005	Change

Interest and dividend income	$159,248	$93,769	70
Interest expense	(67,604)	(28,809)	135
Net interest income before provision for loan losses	91,644	64,960	41
Provision for loan losses	(1,333)	(4,500)	(70)
Net interest income after provision for loan losses	90,311	60,460	49
Noninterest income	8,119	7,964	2
Noninterest expense	(38,536)	(28,401)	36
Income before provision for income taxes	59,894	40,023	50
Income taxes	(23,249)	(14,560)	60
Net income	$36,645	$25,463	44
Net income per share, basic	$0.61	$0.49	24
Net income per share, diluted	$0.59	$0.47	26
Shares used to compute per share net income:
- Basic	60,270	52,338	15
- Diluted	61,619	53,878	14

	Three Months Ended June 30,		%
	2006	2005	Change
Noninterest income:
Branch fees	$2,890	$1,692	71
Letters of credit fees and commissions	2,159	1,967	10
Net gain on sales of investment securities available-for-sale	145	1,285	(89)
Income from secondary market activities	189	992	(81)
Other operating income	2,736	2,028	35
Total noninterest income	$8,119	$7,964	2

Noninterest expense:
Compensation and employee benefits	$15,831	$12,485	27
Occupancy and equipment expense	5,339	3,432	56
Amortization of premiums on deposits acquired	1,852	603	207
Amortization of investments in affordable
housing partnerships	1,461	1,709	(15)
Data processing	1,028	654	57
Deposit insurance premiums and regulatory assessments	366	228	61
Other operating expense	12,659	9,290	36
Total noninterest expense	$38,536	$28,401	36

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Six Months Ended June 30,		%
	2006	2005	Change

Interest and dividend income	$296,550	$178,525	66
Interest expense	(121,858)	(51,343)	137
Net interest income before provision for loan losses	174,692	127,182	37
Provision for loan losses	(4,666)	(8,870)	(47)
Net interest income after provision for loan losses	170,026	118,312	44
Noninterest income	17,009	14,464	18
Noninterest expense	(75,359)	(56,119)	34
Income before provision for income taxes	111,676	76,657	46
Income taxes	(42,980)	(27,675)	55
Net income	$68,696	$48,982	40
Net income per share, basic	$1.17	$0.94	24
Net income per share, diluted	$1.15	$0.91	26
Shares used to compute per share net income:
- Basic	58,538	52,291	12
- Diluted	59,956	53,921	11

	Six Months Ended June 30,		%
	2006	2005	Change
Noninterest income:
Branch fees	$5,429	$3,285	65
Letters of credit fees and commissions	4,331	4,504	(4)
Net gain on sales of investment securities available-for-sale	1,861	1,733	7
Income from secondary market activities	373	1,184	(68)
Other operating income	5,015	3,758	33
Total noninterest income	$17,009	$14,464	18

Noninterest expense:
Compensation and employee benefits	$32,000	$25,339	26
Occupancy and equipment expense	10,116	6,690	51
Amortization of premiums on deposits acquired	3,617	1,206	200
Amortization of investments in affordable
housing partnerships	2,726	3,390	(20)
Data processing	1,788	1,223	46
Deposit insurance premiums and regulatory assessments	682	451	51
Other operating expense	24,430	17,820	37
Total noninterest expense	$75,359	$56,119	34

EAST WEST BANCORP, INC.
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(unaudited)
	Three Months Ended June 30,
Average Balances	2006	2005	% Change
Loans receivable
Residential first mortgage	$518,088	$415,587	25
Real estate - multifamily	1,642,472	1,195,736	37
Real estate - commercial	3,569,198	2,731,457	31
Real estate - construction	817,983	418,732	95
Commercial	760,970	435,910	75
Trade finance	221,756	183,788	21
Consumer	193,148	186,062	4
Total loans receivable	7,723,615	5,567,272	39
Investment securities available-for-sale	1,112,309	632,105	76
Earning assets	9,005,891	6,272,968	44
Total assets	9,583,728	6,577,451	46
Deposits
Noninterest-bearing demand	$1,282,553	$1,090,716	18
Interest-bearing checking	425,440	327,977	30
Money market	1,228,093	599,968	105
Savings	429,311	315,704	36
Total core deposits	3,365,397	2,334,365	44
Time deposits less than $100,000	1,155,660	803,033	44
Time deposits $100,000 or greater	2,474,445	1,579,695	57
Total time deposits	3,630,105	2,382,728	52
Total deposits	6,995,502	4,717,093	48
Interest-bearing liabilities	7,277,690	4,864,126	50
Stockholders' equity	917,143	543,376	69
	Six Months Ended June 30,
Average Balances	2006	2005	% Change
Loans receivable
Residential first mortgage	$541,449	$383,432	41
Real estate - multifamily	1,479,441	1,163,559	27
Real estate - commercial	3,469,696	2,670,187	30
Real estate - construction	755,605	398,483	90
Commercial	742,297	432,697	72
Trade finance	217,976	170,947	28
Consumer	196,527	183,513	7
Total loans receivable	7,402,991	5,402,818	37
Investment securities available-for-sale	975,973	606,182	61
Earning assets	8,538,937	6,076,555	41
Total assets	9,078,505	6,377,461	42
Deposits
Noninterest-bearing demand	$1,230,939	$1,068,146	15
Interest-bearing checking	431,926	331,892	30
Money market	1,128,207	608,908	85
Savings	383,574	322,899	19
Total core deposits	3,174,646	2,331,845	36
Time deposits less than $100,000	1,075,175	786,474	37
Time deposits $100,000 or greater	2,354,358	1,548,120	52
Total time deposits	3,429,533	2,334,594	47
Total deposits	6,604,179	4,666,439	42
Interest-bearing liabilities	6,896,886	4,700,420	47
Stockholders' equity	842,414	531,770	58

EAST WEST BANCORP, INC.
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(unaudited)
Selected Ratios	Three Months Ended June 30,
	2006	2005	% Change
For The Period
Return on average assets	1.53%	1.55%	(1)
Return on average equity	15.98%	18.74%	(15)
Interest rate spread	3.36%	3.62%	(7)
Net interest margin	4.08%	4.15%	(2)
Yield on earning assets	7.09%	6.00%	18
Cost of deposits	2.86%	1.65%	73
Cost of funds	3.17%	1.94%	63
Noninterest expense/average assets (1)	1.47%	1.59%	(8)
Efficiency ratio (1)	35.31%	35.78%	(1)
Net chargeoffs to average loans (2)	0.02%	0.17%	(88)

	Six Months Ended June 30,
	2006	2005	% Change
For The Period
Return on average assets	1.51%	1.54%	(2)
Return on average equity	16.31%	18.42%	(11)
Interest rate spread	3.44%	3.72%	(8)
Net interest margin	4.13%	4.22%	(2)
Yield on earning assets	7.00%	5.92%	18
Cost of deposits	2.71%	1.54%	76
Cost of funds	3.02%	1.79%	69
Noninterest expense/average assets (1)	1.52%	1.62%	(6)
Efficiency ratio (1)	36.00%	36.37%	(1)
Net chargeoffs to average loans (2)	0.01%	0.12%	(92)

Period End
Tier 1 risk-based capital ratio	9.41%	9.61%	(2)
Total risk-based capital ratio	11.34%	11.54%	(2)
Tier 1 leverage capital ratio	8.43%	8.70%	(3)
Nonperforming assets to total assets	0.11%	0.04%	175
Nonaccrual loans to total loans	0.10%	0.03%	233
Allowance for loan losses to total loans	0.96%	0.99%	(3)
Allowance for loan losses and unfunded loan
commitments to total loans	1.12%	1.15%	(3)
Allowance for loan losses to nonaccrual loans	986.31%	3571.99%	(72)

(1) Excludes the amortization of intangibles and investments in affordable housing partnerships.
(2) Annualized.

EAST WEST BANCORP, INC.
QUARTER TO DATE AVERAGE BALANCES, YIELDS AND RATES PAID
(Dollar in thousands)
(unaudited)

	Three Months Ended June 30,
	2006			2005
	Average			Average
	Volume	Interest	Yield (1)	Volume	Interest	Yield (1)
ASSETS
Interest-earning assets:
Short-term investments	$7,678	$107	5.59%	$7,708	$57	2.97%
Interest bearing deposit in other banks	779	6	3.09%	-	-	-
Securities purchased under resale agreements	100,000	1,896	7.60%	-	-	-
Investment securities available-for-sale	1,112,309	12,949	4.67%	632,105	5,582	3.54%
Loans receivable	7,723,615	143,426	7.45%	5,567,272	87,334	6.29%
FHLB/FRB stock	61,510	864	5.63%	65,883	796	4.85%
Total interest-earning assets	9,005,891	159,248	7.09%	6,272,968	93,769	6.00%

Noninterest-earning assets:
Cash and due from banks	129,338			99,873
Allowance for loan losses	(75,980)			(55,608)
Other assets	524,479			260,218
Total assets	$9,583,728			$6,577,451

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Checking accounts	425,440	1,376	1.30%	327,977	615	0.75%
Money market accounts	1,228,093	11,085	3.62%	599,968	3,053	2.04%
Savings deposits	429,311	865	0.81%	315,704	199	0.25%
Time deposits less than $100,000	1,155,660	10,523	3.65%	803,033	4,649	2.32%
Time deposits $100,000 or greater	2,474,445	26,090	4.23%	1,579,695	10,878	2.76%
Fed funds purchased	97,314	1,208	4.98%	6,875	60	3.50%
Federal Home Loan Bank advances	756,206	8,199	4.35%	1,138,783	7,890	2.78%
Securities sold under repurchase agreement	527,198	5,005	3.81%	-	-	-
Long-term debt	184,023	3,253	7.09%	92,091	1,465	6.38%
Total interest-bearing liabilities	7,277,690	67,604	3.73%	4,864,126	28,809	2.38%

Noninterest-bearing liabilities:
Demand deposits	1,282,553			1,090,716
Other liabilities	106,342			79,233
Stockholders' equity	917,143			543,376
Total liabilities and stockholders' equity	$9,583,728			$6,577,451
Interest rate spread			3.36%			3.62%
Net interest income and net margin		$91,644	4.08%		$64,960	4.15%

(1) Annualized.

EAST WEST BANCORP, INC.
YEAR TO DATE AVERAGE BALANCES, YIELDS AND RATES PAID
(Dollar in thousands)
(unaudited)

	Six Months Ended June 30,
	2006			2005
	Average			Average
	Volume	Interest	Yield (1)	Volume	Interest	Yield (1)
ASSETS
Interest-earning assets:
Short-term investments	$9,238	$228	4.98%	$7,377	$99	2.71%
Interest bearing deposit in other banks	421	8	3.83%	-	-	-
Securities purchased under resale agreements	89,503	3,243	7.31%	-	-	-
Investment securities available-for-sale	975,973	22,164	4.58%	606,182	10,839	3.61%
Loans receivable	7,402,991	269,297	7.34%	5,402,818	166,230	6.20%
FHLB/FRB stock	60,811	1,610	5.34%	60,178	1,357	4.55%
Total interest-earning assets	8,538,937	296,550	7.00%	6,076,555	178,525	5.92%

Noninterest-earning assets:
Cash and due from banks	135,859			100,940
Allowance for loan losses	(73,220)			(54,011)
Other assets	476,929			253,977
Total assets	$9,078,505			$6,377,461

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Checking accounts	431,926	2,702	1.26%	331,892	1,248	0.76%
Money market accounts	1,128,207	18,919	3.38%	608,908	6,013	1.99%
Savings deposits	383,574	1,202	0.63%	322,899	389	0.24%
Time deposits less than $100,000	1,075,175	18,507	3.47%	786,474	8,515	2.18%
Time deposits $100,000 or greater	2,354,358	47,498	4.07%	1,548,120	19,520	2.54%
Fed funds purchased	99,651	2,327	4.71%	6,169	102	3.33%
Federal Home Loan Bank advances	826,130	16,907	4.13%	1,021,079	13,071	2.58%
Securities sold under repurchase agreement	426,657	7,882	3.73%	-	-	-
Long-term debt	171,208	5,914	6.97%	74,879	2,485	6.69%
Total interest-bearing liabilities	6,896,886	121,858	3.56%	4,700,420	51,343	2.20%

Noninterest-bearing liabilities:
Demand deposits	1,230,939			1,068,146
Other liabilities	108,266			77,125
Stockholders' equity	842,414			531,770
Total liabilities and stockholders' equity	$9,078,505			$6,377,461
Interest rate spread			3.44%			3.72%
Net interest income and net margin		$174,692	4.13%		$127,182	4.22%

(1) Annualized.